Exhibit 99.1	For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

Rollins Agrees To Purchase Northwest Exterminating Co., Inc.

ATLANTA and MARIETTA, GA – July 25, 2017 – Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial services company, has entered into a definitive purchase agreement with Northwest Exterminating Co., Inc. to acquire its pest control business.  This will be a cash purchase, and the transaction is expected to close in early August, subject to the satisfaction of customary conditions and regulatory approval. This is Rollins’ largest acquisition since it acquired HomeTeam Pest Defense in 2008.

Based in Marietta, Ga., Northwest provides pest control, termite, and wildlife services for approximately 120,000 customers in Georgia, South Carolina, Tennessee, Alabama, and North Carolina. The company has developed relationships with premier home builders to provide pre-treatment services.

The family-owned and operated organization was established in 1951 by L.A. Phillips and his wife Emma Lene Phillips. From a family of two, the company has grown to a family of more than 500 team members and 23 service centers through the southeast. With reported 2016 revenue of just over $50 million, pest control industry trade publication PCT Magazine listed Northwest as the 17th largest pest control operator in the country in its most recent 2017 list.

Rollins will partner with the Phillips family, who will remain with the company, along with their entire management team.  Northwest will continue to operate as a separate business, and one of Rollins’ Specialty Brands, along with: HomeTeam, Western Pest Services and Waltham.

“We are most pleased to have entered into this agreement with the Northwest organization.” said John Wilson, President and Chief Operating Officer of Rollins, Inc.  “This acquisition provides significant opportunity for both Rollins and Northwest to grow and learn from each other.  We see many benefits from this combination.  Northwest has built a valuable business and a loyal team, as well as a reputation for excellent service.  We look forward to working with Northwest’s president, Steve Phillips, and his great group of professionals.”

Steve Phillips, son of the company founder said, “We are excited to have found a partner in Rollins that will take excellent care of our team members and provide extraordinary service to our customers after the transition of ownership.  Rollins shares the values that Northwest was founded on – namely: honesty, integrity and excellence.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au,, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button..